Exhibit 99.3

FIRST AMENDMENT

TO

BREAD FINANCIAL 401(K) PLAN

Bread Financial 401(k) Plan, originally effective as of January 1, 1996, as presently maintained under an amendment and restatement made effective as of September 19, 2023, is hereby amended effective as of October 1, 2023, in the following respects:

FIRST CHANGE

Section 12.3 of the Adoption Agreement is amended to add Early Retirement provisions and now reads as follows:

12.3	EARLY RETIREMENT PROVISIONS

a.	☒	Plan includes early retirement provisions.

	i.	Requirements for early retirement are:

		A.	☒	Attainment of a specified age: 60 (< 65)

		B.	☐	Later of specified age: (< 65) or completion of:
years of Vesting Service

	ii.	Early Retirement Date is the:

		A.	☒	Participant’s ERA above

		B.	☐	First day of the month coinciding with or next following the date the Participant satisfies the early retirement requirements above

		C.	☐	First day of the month next following the date the Participant satisfies the early retirement requirements above

SECOND CHANGE

Section 21.2 of the Adoption Agreement is amended to add 100% vesting for Early Retirement and now reads as follows:

21.2	SPECIAL VESTING EVENTS

a.	☒	Participants are 100% vested if employed by an Employer or Related Employer upon[1]: (select all that apply)

	i.	☒	Death

	ii.	☒	Disability.

		A.	☒ For purposes of 100% vesting, a Participant who becomes Disabled while absent because of qualified military service is treated as having become Disabled while employed.

	iii.	☒	Early retirement
[1]Participants employed on or after NRA are always 100% vested.

THIRD CHANGE

Section 24.1b of the Adoption Agreement is amended to add restricted sources for loan redemption and now reads as follows:

24.1	AVAILABILITY

a.	☒	The Plan permits Participant loans. Loans are permitted with the following restrictions, as applicable: (select all that apply)

	i.	☐	No restrictions on Sub-Accounts available for loans

	ii.	☒	Loans are not available from following portions of Participant’s Account:

Note: If the Plan includes QVECs, loans may not be made from QVEC Sub-Accounts and such Sub-Accounts are not included in determining the maximum amount of a loan.

		A.	☐	Roth 401(k) Contributions Sub-Account

			1.	☐	The balance of the Roth 40l(k) Contributions Sub-Account is also excluded in determining maximum permissible loan amount

		B	☒		Other specified Sub-Accounts: Non-QACA Sale Harbor Nonelective Contributions and In-Plan Roth Rollover Contributions originating from Non-QACA Safe Harbor Nonelective Contributions

			1.	☐	The balance of the other Sub-Accounts is also excluded in determining maximum permissible loan amount

	iii.	☐	Loans are not permitted to individuals with Rollover Contributions under the Plan, but who have not met the requirements to become an Eligible Employee.

FINAL CHANGE

Section 25.5b of the Adoption Agreement is amended to remove the 100% withdrawal requirement for Hardship withdrawals if the available balance is below the Hardship withdrawal minimum and now reads as follows:

25.5	OPTIONAL LIMITATIONS ON HARDSHIP WITHDRAWALS

a.	☐	100% Vesting Requirement. Hardship withdrawals may only be made from a particular Sub-Account if the Participant is 100% vested in the Sub-Account.

b.	☒	Minimum Hardship Withdrawal Amount. The minimum hardship withdrawal amount is: $500 (amount must be reasonable and nondiscriminatory in operation)

	i.	☐	If less, Participant may withdraw 100% of his withdrawable interest

c.	☐	Suspension of Further Hardship Withdrawals. The suspension period will last months after a hardship is issued

d.	☒	Limit Number of Hardship Withdrawals. The number of hardship withdrawals a Participant may receive during the year is limited to: 4

	i.	Unless elected below, the applicable year is the calendar year

		A.	☐	Limit is applied using the Plan Year

*    *    *

EXECUTED AT Plano, TX, this 11 day of October, 2023.

Bread Financial Payments, Inc.

By:	/s/ Cara M Tutton

Title:	VP, Total Rewards